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EXHIBIT 21

SUBSIDIARIES OF SUPERNUS PHARMACUTICALS, INC.

Name of Subsidiaries	Jurisdiction of Organization
Supernus Europe Ltd.	United Kingdom
Biscayne Neurotherapeutics, Inc.	Delaware
Biscayne Neurotherapeutics Australia Pty Ltd.	Australia

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  EXHIBIT 21
SUBSIDIARIES OF SUPERNUS PHARMACUTICALS, INC.